Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

IceCure Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share(2)	457(o)			$18,000,000		$0.00015310	$2,755.80
Equity	Pre-Funded Warrants to purchase Ordinary Shares(3)	457(g)	–	–	–		–	–	(4)
Equity	Ordinary Shares underlying the Pre-Funded Warrants to purchase Ordinary Shares(2)(3)	457(o)	–	–	–	(3)	0.00015310	–	(3)
Equity	Warrants to purchase Ordinary Shares	457(g)	–	–	–		–	–	(4)
Equity	Ordinary Shares underlying the Warrants to purchase Ordinary Shares(2)(5)	457(o)	–		$19,800,000		$0.00015310	$3,031.38

Total Offering Amounts					$37,800,000			$5,787.18
Total Fees Previously Paid								$5,511.60
Total Fee Offsets								$–
Net Fee Due								$275.58

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of share splits, share dividends, recapitalizations, or other similar transactions.

(3)	The proposed maximum aggregate offering price of the ordinary shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ordinary shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the ordinary shares and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $18,000,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, warrants to purchase ordinary shares with an exercise price per ordinary share between 100% to 110% of the offering price per ordinary share and accompanying warrant. We have calculated the proposed maximum aggregate offering price of the ordinary shares underlying the warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the purchase price per ordinary share and accompanying warrant sold in this offering.